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                                   EXHIBIT 99
                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors, Franklin Financial Services
Corporation:

We have audited the accompanying consolidated balance sheet of FRANKLIN FINANCIAL SERVICES CORPORATION (a Pennsylvania corporation) and subsidiary as of December 31, 1998, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FRANKLIN FINANCIAL SERVICES CORPORATION and subsidiary as of December 31, 1998, and the results of their operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.


/s/ Arthur Andersen LLP
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Lancaster, PA
January 29, 1999